Exhibit 107

Calculation of Filing Fee Tables

424(b)(7)
(Form Type)

Tilray Brands, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	5,004,735	$1.56	$7,807,386.60	0. 00011020	$860.37
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$7,807,386.60		$860.37
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$860.37

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low price per share of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on June 26, 2023.

(2) The registration fee is calculated in accordance with Rule 457(r) under the Securities Act and represents deferred payment of the registration fee in connection with the Registrant’s Registration Statement on Form S-3ASR (Registration No. 333-267788) paid herewith.